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                                                                     EXHIBIT 4.8

                      THIS CERTIFICATE IS NOT TRANSFERABLE

CERTIFICATE NUMBER C-1                   NUMBER OF COMMON SECURITIES:  24,742



                    CERTIFICATE EVIDENCING COMMON SECURITIES

                                       OF

                                 GBB CAPITAL I

                            9.75% COMMON SECURITIES
                  (LIQUIDATION AMOUNT $25 PER COMMON SECURITY)

     GBB Capital I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), hereby certifies that Greater Bay Bancorp (the "Holder") is the registered owner of TWENTYFOURTHOUSAND SEVENHUNDREDFORTYTWO (24,742) common securities of the Trust representing an undivided beneficial interests in the assets of the Trust and designated the 9.75% Common Securities (liquidation amount $25 per Common Security) (the "Common Securities"). In accordance with Section 5.10 of the Trust Agreement (as defined below) the Common Securities are not transferable and any attempted transfer hereof shall be void. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Common Securities are set forth in, and this certificate and the Common Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust dated as of March 31, 1997, as the same may be amended from time to time (the "Trust Agreement") including the designation of the terms of the Common Securities as set forth therein. The Trust will furnish a copy of the Trust Agreement to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

     Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

     In Witness Whereof, one of the Administrative Trustees of the Trust has executed this certificate this 31st day of March, 1997.


                                GBB Capital I


                                By: /s/ Steven C. Smith
                                    ------------------------------
                                    Steven C. Smith
                                    Administrative Trustee